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                                                                  EXHIBIT 23.3


                       CONSENT OF INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to Form S-3 (Registration Statement No. 33-60683) and related Prospectus of Service Corporation International for the registration of up to $1,000,000,000 of (i) debt securities (the "Company Debt Securities"), which may be any of senior debt securities (the "Company Senior Debt Securities"), senior subordinated debt securities (the "Company Senior Subordinated Debt Securities") or subordinated debt securities (the "Company Subordinated Debt Securities"), in each case consisting of debentures, notes and/or other unsecured evidences of indebtedness, (ii) Common Stock, par value $1.00 per share ("Common Stock" or "SCI Common Stock"), along with Series C Junior Participating Preferred Stock Purchase Rights, and (iii) warrants to purchase Common Stock ("Common Stock Warrants") and to the incorporation by reference therein of our report dated February 8, 1993, with respect to the consolidated financial statements and schedules of Service Corporation International included in its Annual Report (Form 10K) for the year ended December 31, 1992, filed with the Securities and Exchange Commission.






                                             ERNST & YOUNG LLP


Houston, Texas

September 13, 1995